Exhibit 99.1

Nordstrom Reports First Quarter 2021 Earnings
•Sequential improvement in sales trends of more than 700 basis points relative to fourth quarter
•Digital sales increased 28 percent over first quarter of 2019 and represented 46 percent of total
•Company remains on pace to achieve annual sales, earnings and cash flow goals
SEATTLE, Wash. (May 25, 2021) – Nordstrom, Inc. (NYSE: JWN) today reported first quarter results, which reflected continued recovery and year-over-year improvement in sales and earnings relative to the same period in fiscal 2020. The Company reported a loss before interest and taxes of $85 million, supported by improved sales trends and continued benefits from resetting its cost structure. Loss per diluted share of $1.05 included a debt refinancing charge of $0.41 per share.
For the first quarter ended May 1, 2021, net sales increased 44 percent from the same period in fiscal 2020 and decreased 13 percent from the same period in fiscal 2019, representing a sequential improvement of 720 basis points relative to the fourth quarter of fiscal 2020. Sales trends reflected broad-based improvement across Nordstrom and Nordstrom Rack, in stores and online, and across regions and merchandise categories. During the quarter, Nordstrom expanded the rollout of its market strategy to its top 20 markets, which comprise approximately 75 percent of sales.
“We are encouraged by sales trends both in our stores and our digital business, supported by an improving consumer environment and strong execution,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “Looking ahead to summer, we are well-positioned to continue to capitalize on pent-up demand, and are further strengthening our position as we execute on our strategy to win in our most important markets, broaden the reach of Nordstrom Rack and increase our digital velocity.”
Sales benefited from improving trends in categories such as occasion-based apparel, handbags, sunglasses and swimwear, while home, active, designer and beauty categories continued to perform well. The Company expanded its assortment in both Nordstrom and Nordstrom Rack, while also reducing its inventory overage from the end of the fourth quarter of fiscal 2020 faster than expected. The Company is balancing inventory levels with sales while managing receipt flows to mitigate potential supply chain disruptions as the year progresses.
“We are continuing to serve our long-time and new customers on their terms, with highly relevant and current product, more choices and better service, allowing us to deliver on our commitment to get ‘closer to you’,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “With the efforts of our incredible employees and close partnership with our vendors, we have aligned inventories with current sales trends and are energized by the momentum we’re seeing in the business and the plans we have for a strong Anniversary Sale.”
As previously announced, Nordstrom further improved its financial position in April by redeeming $600 million of 8.75% secured notes and issuing lower-coupon unsecured notes due in 2024 and 2031. As a result of these transactions, the Company’s bond portfolio is once again entirely unsecured. These transactions will reduce annualized interest expense by approximately $30 million, beginning in the second quarter of fiscal 2021.
FIRST QUARTER 2021 SUMMARY
•Total Company net sales increased 44 percent compared with the same period in fiscal 2020, during which stores were temporarily closed for approximately half of the quarter. Sales decreased 13 percent relative to the same period in fiscal 2019, and marked sequential improvement of 720 basis points relative to the fourth quarter of 2020.
•For the Nordstrom brand, net sales increased 37 percent compared with the same period in fiscal 2020, and decreased 13 percent compared with the same period in fiscal 2019. For the Nordstrom Rack brand, net sales increased 59 percent compared with the same period in fiscal 2020, and decreased 13 percent compared with the same period in fiscal 2019.
•Digital sales increased 23 percent compared with the same period in fiscal 2020 and increased 28 percent compared with the same period in fiscal 2019. Digital sales represented 46 percent of total sales during the quarter.
•Gross profit, as a percentage of net sales, of 31 percent increased approximately 2,000 basis points compared with the same period in fiscal 2020, primarily due to lower markdowns and leverage from higher net sales volume. Gross profit, as a percentage of net sales, decreased 260 basis points compared with the same period in fiscal 2019 as a result of deleverage on lower sales and lower merchandise margins, partially offset by permanent reductions in buying and occupancy costs.

•Ending inventory decreased 2 percent compared with the same period in fiscal 2019, versus a 13 percent decrease in sales. The change in inventory levels versus 2019 includes an approximately 700 basis point impact resulting from the acceleration of vendor shipments to support sales trends and mitigate potential supply chain backlogs in the second quarter.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 37 percent decreased approximately 1,900 basis points compared with the same period in fiscal 2020 as a result of $250 million in charges associated with the impact of COVID-19 in 2020, leverage on higher sales and the continued benefit of permanent reductions in overhead expenses of approximately 15 percent. SG&A expenses, as a percentage of net sales, increased 280 basis points compared with the same period in fiscal 2019 as a result of COVID-19 related labor and freight cost pressures.
•Loss before interest and taxes of $85 million decreased from loss of $813 million during the same period in fiscal 2020 primarily due to higher sales volume as well as the decrease in SG&A expense. Last year’s loss included $280 million in charges related to COVID-19.
•Interest expense, net, of $137 million increased from $34 million during the same period in fiscal 2020 and included a pretax debt refinancing charge of $88 million related to the “make-whole” premium and unamortized issue costs associated with the redemption of the 2025 secured notes.
•Income tax benefit of $56 million, or 25 percent of pretax loss, compared with the income tax benefit of $326 million, or 38 percent of pretax loss, in the same period in fiscal 2020. Last year’s income tax included benefits associated with the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).
•First quarter net loss of $166 million, which included an after-tax debt refinancing charge of $64 million, decreased from net loss of $521 million during the same period in fiscal 2020, which included after-tax charges of $173 million related to COVID-19.
•The Company ended the first quarter with $977 million in available liquidity, including $377 million in cash.
FISCAL YEAR 2021 OUTLOOK
The Company has reaffirmed the following financial expectations for fiscal 2021:
•Revenue, including retail sales and credit card revenues, is expected to grow more than 25 percent
•Earnings before interest and taxes (“EBIT”) margin is expected to be approximately 3 percent of sales
•Income tax rate is expected to be approximately 27 percent
•Leverage ratio is expected to be approximately 3x by year-end
•For the first half of the year, EBIT is expected to be approximately breakeven, reflecting approximately 45 percent of total year sales
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss first quarter 2021 financial results and fiscal 2021 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13719144, until the close of business on June 1, 2021.

ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 357 stores in the U.S. and Canada, including 100 Nordstrom stores; 248 Nordstrom Rack stores; two clearance stores; and seven Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstrom.ca, Nordstromrack.com, and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	May 1, 2021	May 2, 2020
Net sales	$2,921	$2,026
Credit card revenues, net	88	93
Total revenues	3,009	2,119
Cost of sales and related buying and occupancy costs	(2,019)	(1,810)
Selling, general and administrative expenses	(1,075)	(1,122)
Loss before interest and income taxes[1]	(85)	(813)
Interest expense, net[2]	(137)	(34)
Loss before income taxes	(222)	(847)
Income tax benefit	56	326
Net loss[1,2]	$(166)	$(521)

Loss per share:
Basic	$(1.05)	$(3.33)
Diluted[1,2]	$(1.05)	$(3.33)

Weighted-average shares outstanding:
Basic	158.5	156.4
Diluted	158.5	156.4

Percent of net sales:
Gross profit	30.9%	10.7%
Selling, general and administrative expenses	36.8%	55.4%
Loss before interest and income taxes	(2.9%)	(40.1%)
1 In 2020, we incurred COVID-19 related charges, which reduced net earnings by $173 or $1.10 per diluted share. These charges reduced earnings before interest and income taxes by $280, including approximately $250 in selling, general and administrative expenses and $30 in cost of sales and related buying and occupancy costs.
2 In 2021, we incurred charges related to our debt refinancing that increased interest expense by $88. Collectively, these charges reduced after-tax net earnings by $64 or $0.41 per diluted share.

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	May 1, 2021	January 30, 2021	May 2, 2020
Assets
Current assets:
Cash and cash equivalents	$377	$681	$1,355
Accounts receivable, net	238	245	154
Merchandise inventories	1,961	1,863	1,489
Prepaid expenses and other	923	853	669
Total current assets	3,499	3,642	3,667

Land, property and equipment (net of accumulated depreciation of $7,322, $7,159 and $6,683)	3,642	3,732	3,974
Operating lease right-of-use assets	1,560	1,581	1,722
Goodwill	249	249	249
Other assets	383	334	357
Total assets	$9,333	$9,538	$9,969

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit	$200	$—	$800
Accounts payable	1,676	1,960	1,125
Accrued salaries, wages and related benefits	330	352	280
Current portion of operating lease liabilities	246	260	243
Other current liabilities	1,056	1,048	1,351
Current portion of long-term debt	500	500	—
Total current liabilities	4,008	4,120	3,799

Long-term debt, net	2,847	2,769	3,264
Non-current operating lease liabilities	1,662	1,687	1,836
Other liabilities	650	657	673

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 158.9, 157.8 and 157.0 shares issued and outstanding	3,221	3,205	3,148
Accumulated deficit	(2,996)	(2,830)	(2,661)
Accumulated other comprehensive loss	(59)	(70)	(90)
Total shareholders’ equity	166	305	397
Total liabilities and shareholders’ equity	$9,333	$9,538	$9,969

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter Ended
	May 1, 2021	May 2, 2020
Operating Activities
Net loss	$(166)	$(521)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses and other, net	248	178
Asset impairment	—	117
Right-of-use asset amortization	43	44
Deferred income taxes, net	8	(54)
Stock-based compensation expense	22	13
Change in operating assets and liabilities:
Accounts receivable	7	25
Merchandise inventories	(16)	228
Prepaid expenses and other assets	(126)	(393)
Accounts payable	(296)	(292)
Accrued salaries, wages and related benefits	(22)	(227)
Other current liabilities	7	167
Lease liabilities	(81)	(65)
Other liabilities	8	2
Net cash used in operating activities	(364)	(778)

Investing Activities
Capital expenditures	(126)	(131)
Other, net	16	5
Net cash used in investing activities	(110)	(126)

Financing Activities
Proceeds from revolving line of credit	200	800
Proceeds from long-term borrowings	675	600
Principal payments on long-term borrowings	(600)	—
(Decrease) increase in cash book overdrafts	(17)	83
Cash dividends paid	—	(58)
Proceeds from issuances under stock compensation plans	7	11
Tax withholding on share-based awards	(13)	(8)
Make-whole payment and other, net	(85)	(11)
Net cash provided by financing activities	167	1,417

Effect of exchange rate changes on cash and cash equivalents	3	(11)
Net (decrease) increase in cash and cash equivalents	(304)	502
Cash and cash equivalents at beginning of period	681	853
Cash and cash equivalents at end of period	$377	$1,355

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Nordstrom brand includes Nordstrom.com, TrunkClub.com, Nordstrom-branded U.S. stores, Canada, which includes Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores, and Nordstrom Local. Our Nordstrom Rack brand includes Nordstromrack.com, Nordstrom Rack-branded U.S. stores, Last Chance clearance stores and, prior to the first quarter of 2021, HauteLook.com. The following table summarizes net sales for the first quarter of 2021, compared with the first quarter of 2020:

	Quarter Ended
	May 1, 2021	May 2, 2020
Net sales:
Nordstrom	$1,854	$1,357
Nordstrom Rack	1,067	669
Total net sales	$2,921	$2,026

Net sales increase (decrease):
Nordstrom	36.7%	(36.2%)
Nordstrom Rack	59.5%	(45.2%)
Total Company	44.2%	(39.5%)

Digital sales as % of total net sales[1]	46%	54%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool, such as Nordstrom Trunk Club or Style Board. Digital sales may be picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also include a reserve for estimated returns.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of return on assets to Adjusted ROIC:

	Four Quarters Ended
	May 1, 2021	May 2, 2020
Net loss	$(334)	$(62)
Less: income tax benefit	(269)	(156)
Add: interest expense	285	121
Loss before interest and income tax expense	(318)	(97)

Add: operating lease interest[1]	93	102
Adjusted net operating (loss) profit	(225)	5

Add (Less): estimated income tax benefit (expense)	100	(4)
Adjusted net operating (loss) profit after tax	$(125)	$1

Average total assets	$9,637	$9,811
Less: average deferred property incentives in excess of right-of-use (ROU) assets[2]	(265)	(303)
Less: average non-interest-bearing current liabilities	(3,095)	(3,324)
Average invested capital	$6,277	$6,184

Return on assets[3]	(3.5%)	(0.6%)
Adjusted ROIC[3]	(2.0%)	—%
1 We add back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs.
2 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities and reduce average total assets, as this better reflects how we manage our business.
3 COVID-19 related charges during fiscal 2020 negatively impacted return on assets by approximately 180 basis points and Adjusted ROIC by approximately 130 basis points for the four quarters ended May 2, 2020.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings (loss) before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness that could impact our credit rating and borrowing costs. This metric is calculated in accordance with our debt covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases. Our goal is to manage debt levels to maintain an investment-grade credit rating while operating with an efficient capital structure.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of debt to net earnings (loss) to Adjusted Debt to EBITDAR:

May 1, 2021
Debt	$3,547
Add: estimated capitalized operating lease liability[1]	1,335
Adjusted Debt	$4,882

Four Quarters Ended May 1, 2021
Net loss	$(334)
Less: income tax benefit	(269)
Add: interest expense, net	284
Add: asset impairments	20
Adjusted loss before interest and income taxes	$(299)

Add: depreciation and amortization expenses	658
Add: rent expense, net[2]	223
Add: other Revolver covenant adjustments[3]	2
Adjusted EBITDAR	$584

Debt to Net Earnings	(10.6)
Adjusted Debt to EBITDAR	8.4
1 Based upon the estimated lease liability as of the end of the period, calculated as the trailing four quarters of rent expense multiplied by six, a method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property and is calculated under the previous lease standard, consistent with our debt covenant calculation requirements. The estimated lease liability is not calculated in accordance with, nor an alternative for, GAAP and should not be considered in isolation or as a substitution for our results reported under GAAP.
2 Rent expense, net of amortization of developer reimbursements, is added back for consistency with our debt covenant calculation requirements, and is calculated under the previous lease standard.
3 Other adjusting items to reconcile net loss to Adjusted EBITDAR as defined by our Revolver covenant include interest income and certain non-cash charges where relevant.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash used in operating activities. The following is a reconciliation of net cash used in operating activities to Free Cash Flow:

	Quarter Ended
	May 1, 2021	May 2, 2020
Net cash used in operating activities	$(364)	$(778)
Less: capital expenditures	(126)	(131)
(Less) Add: change in cash book overdrafts	(17)	83
Free Cash Flow	$(507)	$(826)

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”) is one of our key financial metrics to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings (loss) to Adjusted EBITDA:

	Quarter Ended
	May 1, 2021	May 2, 2020
Net loss	$(166)	$(521)
Less: income tax benefit	(56)	(326)
Add: interest expense, net	137	34
Loss before interest and income taxes	(85)	(813)

Add: depreciation and amortization expenses	162	176
Less: amortization of developer reimbursements	(20)	(19)
Add: asset impairments	—	117
Adjusted EBITDA	$57	$(539)

INVESTOR CONTACT:	Michael Maher
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
NordstromPR@Nordstrom.com